Exhibit 10.1

AIRSCULPT TECHNOLOGIES, INC.

August 8, 2024

Todd Magazine

5225 Lagorce Drive

Miami Beach, FL 33140

RE:      Transition Services Letter Agreement (“Letter Agreement”)

Dear Mr. Magazine:

The Board met yesterday and decided to terminate your employment as AirSculpt’s Chief Executive Officer effective as of August 8, 2024. AirSculpt will treat your employment termination as being without Cause as provided under Section 7.2 of your Employment Agreement with AirSculpt dated as of December 29, 2022 (the “Employment Agreement”). Attached to this letter is a General Release of Claims (the “Release”) that you must sign and not revoke in order to receive severance benefits under the Employment Agreement. As we have discussed, the Board has approved you serving as a consultant through the remainder of this year subject to the terms and conditions set forth below.

1.	Consistent with the terms of the Release, you agree that your last day of employment with AirSculpt as Chief Executive Officer, and service to AirSculpt as a member of AirSculpt’s board of directors, is August 8, 2024 (the “Termination Date”), and concurrently therewith you shall resign from all other offices and directorships you hold with AirSculpt or any affiliate without further action on either your part or by the relevant entity.

2.	From the Termination Date through December 31, 2024 (the “Consulting Term”), you agree to assist AirSculpt with the transition of the Chief Executive Officer role with AirSculpt to Dennis Dean and any permanent replacement for that role and to assist and advise AirSculpt regarding all matters in which you were involved or of which you had knowledge while employed by AirSculpt. You agree to perform any services reasonably requested by the Board, Mr. Dean or any permanent replacement as Chief Executive Officer that relate to the transition of the Chief Executive Officer role, and to remain available to provided services to AirSculpt for the entirety of the Consulting Term. During the Consulting Term, you shall be entitled to reimbursement for all reasonable expenses incurred by you in the performance of consulting services hereunder, in accordance with the policies of AirSculpt and pre-approval by the Chair of the Compensation Committee.

3.	In consideration of your consulting services to AirSculpt and in addition to any payments or benefits to which you are entitled to under the Employment Agreement and your equity award agreements with AirSculpt, AirSculpt agrees that, notwithstanding any provisions to the contrary in the Employment Agreement and the applicable equity award agreements, a total of 75,000 restricted stock units (“RSUs”) previously granted to you under your Sign-on RSU grant, 2023 RSU grant, and 2024 RSU grant, which remain unvested under the applicable award agreements and the Employment Agreement (and would otherwise be forfeited) shall remain outstanding and shall vest on January 1, 2025 provided that you materially comply with your consulting duties described herein and the Covenant Agreement as described in Section 5 below through the Consulting Term. For avoidance of doubt, the table below illustrates the treatment of your unvested RSUs upon your termination of employment and the additional vesting acceleration provided under this Section 3. Any unvested RSUs which are not eligible to vest under the Employment Agreement, your equity award agreements, or this Letter Agreement shall immediately be forfeited and cancelled as of the date hereof pursuant to the terms of the applicable award agreement.

	Total Unvested RSUs as of the Termination Date	RSUs Receiving Vesting Acceleration per the RSU Award Agreement	RSUs which remain eligible to vest under this Letter Agreement	Forfeited RSUs
Sign-on RSU Grant	122,325	61,162	37,500	23,663
Annual 2023 RSU Grant	78,829	39,415	37,500	1,914
Annual 2024 RSU Grant	108,913	108,913	0	0

4.	Your status during the Consulting Term shall be that of an independent contractor and not, for any purpose, that of an employee or agent with authority to bind AirSculpt in any respect. You shall not have the right (express or implied) to act on behalf of AirSculpt or its affiliates. In your capacity as a consultant to AirSculpt, you shall not be entitled to any benefits, coverages or privileges, including, without limitation, social security, unemployment, medical or additional 401(k) contributions, made available to active employees of AirSculpt.

5.	You acknowledge and agree that the Employee Covenants Agreement between you and AirSculpt, dated as of January 30, 2023 (the “Covenant Agreement”) and your obligations thereunder are valid and binding on you following your termination of employment, that you are required to comply with the terms and conditions of such Covenant Agreement, and that any “Confidential Company Information” obtained during the Consulting Term or “Covered Contributions or Inventions” during the Consulting Term (as such terms are defined under the Covenant Agreement) shall be covered by the Covenant Agreement. You acknowledge and agree that in the event of a breach of the Covenant Agreement and your failure to cure such breach within fifteen (15) days after receipt of notice from AirSculpt of such breach, that this Letter Agreement shall be immediately terminated and the RSUs described under Section 4 above shall immediately be forfeited and cancelled.

6.	You agree that at the end of the Consulting Term you will surrender to AirSculpt in good condition (reasonable wear and tear excepted) all property and equipment belonging to AirSculpt and all records kept by you containing the names, addresses or any other information with regard to customers or customer contacts of AirSculpt, or concerning any proprietary or confidential information of AirSculpt or any operational, financial or other documents given to you during the Consulting Term.

7.	The section headings used in this Letter Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. If there is any inconsistency between this Letter Agreement and any other agreement (including but not limited to any option, stock, long-term incentive or other equity award agreement), plan, program, policy or practice (collectively, “Other Provision”) of AirSculpt, the terms of this Letter Agreement shall control over such Other Provision.

8.	This Letter Agreement is personal to each of the parties hereto. No party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto, except that AirSculpt may assign this Letter Agreement to any successor to all or substantially all of the business and/or assets of AirSculpt provided AirSculpt shall require such successor to expressly assume and agree in writing to perform this Letter Agreement in the same manner and to the same extent that AirSculpt would be required to perform it if no such succession had taken place and shall deliver a copy of such assignment to you.

9.	The provisions of this Letter Agreement shall be deemed severable and the invalidity of unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

10.	This Letter Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instruments. One or more counterparts of this Agreement may be delivered by facsimile, with the intention that delivery by such means shall have the same effect as delivery of an original counterpart thereof.

11.	No provision of this Letter Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer or director as may be designated by AirSculpt’s board of directors. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Letter Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Letter Agreement together with all exhibits hereto sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Letter Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Florida without regard to its conflicts of law principles.

12.	You represent and warrant to AirSculpt that you have the legal right to enter into this Letter Agreement and to perform all of the obligations on your part to be performed hereunder in accordance with its terms and that you are not a party to any agreement or understanding, written or oral, which could prevent you from entering into this Letter Agreement or performing all of your obligations hereunder.

Sincerely,

/s/ Dennis Dean
Dennis Dean

Acknowledged and Agreed:

/s/ Todd Magazine
Todd Magazine

Date:	August 8, 2024